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Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

World’s First Comprehensive Proteomics Map of Multicellular Organism

Completed by CuraGen and Published in Science

Fruit Fly (Drosophila melanogaster) is a Proven Model System for Many Aspects of Human Biology and Drug Development

New Haven, CT – November 6, 2003 – CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, announced today in collaboration with researchers at The Johns Hopkins University, Wayne State University School of Medicine, and Yale University School of Medicine, the completion of the world’s first comprehensive protein interaction map for a multicellular organism, Drosophila melanogaster. The results were published today in the online edition of Science (www.sciencexpress.org), and will appear in, and on the cover of, the December 5 print edition. Insight into the highly complex pathways of the organism’s protein-protein interactions published in this report, combined with CuraGen’s proprietary knowledge of human protein-protein interactions, enhanced the Company’s ability to select promising novel targets for drug development and continues to support CuraGen’s preclinical and clinical development efforts through the identification of biomarkers.

CuraGen was the first to complete a proteomics map of a eukaryotic organism, yeast (Saccharomyces cerevisiae), in collaboration with Stanley Fields, Ph.D., University of Washington. That achievement was featured on the cover and published in the February 10, 2000 edition of Nature.

“Due to this work in the fly and complemented by our work in human proteomics, CuraGen has a pipeline of therapeutics that is the direct result of knowledge gained from systematically incorporating genomics, proteomics, and the understanding of disease pathways into the drug development process. We now use this knowledge to support our clinical efforts, to help our products get into the clinic, and to evaluate other companies’ products,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “As the discovery phases of our work have been completed for some time now, we wanted to make this information publicly available to enable other researchers to make use of this valuable information.” CuraGen retains exclusive access to a similar set of human protein-protein interaction data.

“The Science publication is a real tour de force in systems biology,” said Richard P. Lifton, M.D., Ph.D. Chairman, CuraGen’s Scientific Advisory Board and Chairman, Department of Genetics and Professor of Internal Medicine, Yale University School of Medicine. “The vast amount of important new information reported in this paper will provide researchers around the globe with productive avenues to pursue for years to come. Much of our understanding of the complex biochemical pathways that underlie human disease has been derived from the study of Drosophila melanogaster, and having the opportunity to integrate this huge proteomic dataset with prior knowledge of this well-studied organism will be a boon to the understanding of normal biology, as well as human disease.”

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Background on the Paper

The paper, “A Protein Interaction Map of Drosophila melanogaster,” appears in the November 6, 2003 online edition of Science and will appear in, and on the cover of, the December 5 print edition. The research utilized yeast two-hybrid protocol in a high throughput mode to capture a significant fraction of the organism’s protein-protein interactions. The map tracked more than 20,000 [unique] interactions involving approximately 7,000 genes in Drosophila melanogaster. Mathematical modeling of the interactions between apparently disconnected proteins revealed both local and “global” connections among and within various protein complexes.

The Science publication also illustrates the relevance of specific protein networks discovered in Drosophila melanogaster to human diseases. “The linkage of proteins altered in human disease to enzyme classes, some of which are druggable, provides insight into the potential development of therapeutics for human diseases such as cancer, heart disease, or diabetes,” the authors wrote. “Given the proven utility of Drosophila as a model system, many of the linkages uncovered [in this report] should be examined for their conservation in human cells.”

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for critical unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize drug candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading Biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements, including statements about our ability to select promising novel targets for drug development, our preclinical and clinical development efforts through the identification of biomarkers, our knowledge gained from systematically incorporating genomics, proteomics, and the understanding of disease pathways to support our clinical efforts, help our products get into the clinic, and evaluate other companies’ products, the Science publication being a real tour de force in systems biology and that it will provide researchers around the globe with productive avenues to pursue for years to come, and our expectation that the opportunity to integrate the Science publication with prior knowledge of the well-studied Drosophila melanogaster will be a boon to the understanding of normal biology, as well as human disease. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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